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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2009

Maidenform Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32568	06-1724014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

485F US Hwy 1 South
Iselin, NJ 08830

 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code    (732) 621-2500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(1) Approval of an amendment and restatement of the Maidenform Brands, Inc. 2005 Annual Performance Bonus Plan

On April 3, 2009, the Board of Directors (the “Board”) of Maidenform Brands, Inc. (the “Company”) approved and adopted an amendment and restatement of the Maidenform Brands, Inc. 2005 Annual Performance Bonus Plan (the “Bonus Plan”), effective as of such date.  Prior to the amendment and restatement of the Bonus Plan, the Bonus Plan was scheduled to expire by its terms at the 2009 Annual Meeting of Stockholders of the Company.  Among other things, the amendment of the Bonus Plan provides that the Company may continue to grant awards under the Bonus Plan after the 2009 Annual Meeting and expands and clarifies the performance goals.

The following summary describes the principal provisions of the Bonus Plan:

Administration. The Bonus Plan will continue to be administered by the Compensation Committee of the Board (the “Committee”).

Eligibility.  For each fiscal year of the Company or such other period (as specified by the Committee) over which performance is to be measured (the “Performance Period”), the Committee will select the employees of the Company or its subsidiaries who will participate in the Bonus Plan, which may include executive officers.  Participants whose compensation may be subject to the $1 million deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may also participate in other plans maintained by the Company that are intended to comply with such Code section.

Performance Awards.  A participant will be eligible to receive an award under the Bonus Plan based on the level of attainment during a specified Performance Period of specified performance goals established by the Committee for the Performance Period.  Awards may be paid in whole or in part in cash or shares of the Company’s common stock (if permitted under another plan approved by stockholders), as determined by the Committee, at such times as determined by the Committee, except that payments must generally be made no later than the later of: (i) March 15 of the year following the calendar year in which the Performance Period with respect to which the award is earned ends; or (ii) 2½ months after the expiration of the fiscal year in which the Performance Period with respect to which the Award is earned ends.  The Committee may defer payment of all or any portion of any awards with such conditions as the Committee may determine and may permit a participant electively to defer receipt of all or a portion of an award in a manner intended to comply with the applicable requirements of Section 409A of the Code.  Unless otherwise determined by the Committee, no award or pro rata portion thereof will be payable to any individual whose employment with the Company or its subsidiaries has ceased prior to the date such award is paid.

Performance Goals.  The performance goals for awards under the Bonus Plan will be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the criteria selected by the Committee from the performance goals set forth on Exhibit A attached to the Bonus Plan.  Performance goals also may be based on individual participant performance goals, as determined by the Committee, in its sole discretion.  In addition, all performance goals may be based upon the attainment of specified levels by the Company (or affiliate, subsidiary, division, other operational unit, business segment or administrative department of the Company) under one or more of the measures described above relative to the performance of other corporations.  The Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

The summary above does not purport to be complete and is qualified in its entirety by the full text of the Bonus Plan, a copy of which is attached as Exhibit 10.1 hereto and which is incorporated by reference into this Item 5.02.

(2) Appointment of John A. Nelson as Chief Accounting Officer

On April 3, 2009, the Board approved the appointment of John A. Nelson, 37, Vice President, Controller of the Company as Vice President, Chief Accounting Officer of the Company, effective immediately.

Mr. Nelson has been our Vice President, Controller since April 2007.  Prior to that, Mr. Nelson was the Controller from October 2005 to April 2007 and Director of External Reporting from when he joined the Company in January 2005 until October 2005.  Prior to joining the Company, Mr. Nelson held a series of positions of increasing responsibility in the finance department at Toys “R” Us, Inc. from June 1999 until December 2004, including most recently as Director of Corporate Accounting.  Mr. Nelson is a certified public accountant who worked at several public accounting firms, most recently Ernst & Young LLP, and is a member of the New Jersey Society of Certified Public Accountants. Mr. Nelson received a B.B.A. in Accounting from Pace University.

There were no arrangements or understandings between Mr. Nelson and any other persons pursuant to which Mr. Nelson was selected or nominated as an officer of the Company.  Mr. Nelson does not have a family relationship with any director or executive officer of the Company.  Other than as disclosed herein, there were no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Nelson had or will have a direct or indirect material interest.  Mr. Nelson is a participant in the Stock Incentive Plan, the Bonus Plan and other benefit plans and programs available to employees of the Company.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Maidenform Brand, Inc. 2005 Annual Performance Bonus Plan (as amended and restated effective as of April 3, 2009)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAIDENFORM BRANDS, INC.

Date: April 9, 2009	By:	/s/ Christopher W. Vieth
Name: Christopher W. Vieth
Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit

10.1	Maidenform Brand, Inc. 2005 Annual Performance Bonus Plan (as amended and restated effective as of April 3, 2009)